Exhibit 99.1

                 Atrion Reports First Quarter Results

                     Diluted EPS Increases by 15%


    ALLEN, Texas--(BUSINESS WIRE)--April 30, 2003--Atrion Corporation (Nasdaq/NM:ATRI) today announced that for the first quarter of 2003 diluted earnings per share were up 15% compared to the results of the first quarter of 2002, excluding a charge in the 2002 period resulting from a change in accounting principle.
    Revenues in the first quarter were 6% higher than in the first quarter of 2002. There were no earnings from discontinued operations in either period.
    Commenting on the Company's results, Emile A. Battat, Chairman, said "We are gratified with the results of the first quarter, and are especially pleased with the 11% increase in our operating income compared to the same period last year. After the close of the quarter, we purchased approximately 174,000 shares of our common stock in a tender offer at a cost of just under $4 million. We are continuing to focus on increasing shareholder value by growing our diluted earnings per share from continuing operations. Our long term target has been to increase those earnings by at least 15% annually. We have succeeded in achieving this goal in each of the last four years and expect to do so again in 2003."
    Atrion's revenues for the quarter ended March 31, 2003 were $15,721,000 compared with $14,825,000 in the same period in 2002. On a diluted per share basis, earnings for the period increased to $.61 as compared to $.53 in the same quarter of last year, excluding an $.86 per diluted share charge for the impairment of goodwill in the first quarter of 2002 due to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142. The required adoption of SFAS No. 142 was considered a change in accounting principle and the cumulative effect of adopting this standard resulted in a non-cash, after-tax charge of $1,641,000 in the first quarter of 2002. Including the charge, the Company had a net loss of $634,000, or $.33 per diluted share, for the first quarter of 2002. Operating income for the current year period totaled $1,724,000, which was 11% higher than the 2002 first quarter amount of $1,554,000.
    Atrion Corporation designs, develops, manufactures, sells and distributes products and components primarily to medical markets worldwide.
    The statements in this press release that are forward-looking are based upon current expectations and actual results may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding earnings per share from continuing operations for the year 2003. Words such as "expects," "believes," "anticipates," "intends," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the SEC.



                          ATRION CORPORATION
              UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                 (In thousands, except per share data)


                                                       Three Months
                                                           Ended,
                                                         March 31,
                                                        2003     2002
                                                     -------- --------
Revenues                                             $15,721  $14,825
Cost of goods sold                                    10,125    9,437
                                                     -------- --------
  Gross profit                                         5,596    5,388
Operating expenses                                     3,872    3,834
                                                     -------- --------
  Operating income                                     1,724    1,554

Interest expense, net                                    (41)    (111)
Other income, net                                          9        1
                                                     -------- --------
  Income before income taxes                           1,692    1,444
Income tax provision                                     542      437
                                                     -------- --------
Income before cumulative effect of change in
 accounting principle                                 $1,150   $1,007
Cumulative effect of change in accounting principle,
 net of tax                                               --   (1,641)
                                                     -------- --------
  Net income (loss)                                    1,150     (634)
                                                     ======== ========

Income (loss) per basic share:
  Income before cumulative effect of change in
   accounting principle                                 $.65     $.59
  Cumulative effect of change in accounting
   principle, net of tax                                  --     (.96)
                                                     -------- --------
      Net income (loss) per basic share                 $.65    $(.37)
                                                     ======== ========

Weighed average basic shares outstanding               1,765    1,696
                                                     ======== ========

Income (loss) per diluted share:
  Income before cumulative effect of change in
   accounting principle                                 $.61     $.53
  Cumulative effect of change in accounting
   principle, net of tax                                  --     (.86)
                                                     -------- --------
      Net income (loss) per diluted share               $.61    $(.33)
                                                     ======== ========

Weighed average diluted shares outstanding             1,871    1,898
                                                     ======== ========

                          ATRION CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)


ASSETS                                   Mar. 31, 2003   Dec. 31, 2002
                                         --------------- -------------
                                            (Unaudited)
Current assets:
 Cash and cash equivalents                         $746          $353
 Accounts receivable                              8,065         6,721
 Inventories                                     11,080        10,311
 Prepaid expenses                                 1,604         2,273
 Deferred income taxes                            1,018         1,018
                                         --------------- -------------
  Total current assets                           22,513        20,676
Property, plant and equipment, net               24,474        24,450
Other assets                                     15,571        15,681
                                         --------------- -------------

                                                $62,558       $60,807
                                         =============== =============



LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                              $6,390        $5,889
Line of credit                                    8,244        10,337
Other non-current liabilities                     2,990         2,890
Stockholders' equity                             44,934        41,691
                                         --------------- -------------

                                                $62,558       $60,807
                                         =============== =============



    CONTACT: Atrion Corporation, Allen
             Jeffery Strickland, 972/390-9800